Exhibit 99.1

          5300 Town and Country Blvd., Suite 500
          Frisco, Texas 75034
          Telephone: (972) 668-8834
          Contact: Gary H. Guyton
          Director of Planning and Investor Relations
          Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC.
RECEIVES NOTICE FROM NYSE OF
FALLING BELOW CONTINUED LISTING STANDARDS

FRISCO, TEXAS, March 30, 2016 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it received notification from the New York Stock Exchange ("NYSE") of being below the NYSE's continued listing standards.  The Company is considered below criteria established by the NYSE as a result of the Company's average stock price trading below $1.00 per share and its average market capitalization being less than $50 million, in each case over a consecutive 30 trading-day period, and its last reported stockholders' equity was less than $50 million.

The Company will submit a plan to the NYSE to outline steps to be taken to cure the deficiency in its stock price and market capitalization.  If the Company fails to cure its stock price deficiency within six months, or its market capitalization deficit within 18 months, it will be subject to suspension or delisting by the NYSE. The Company's stock will continue to trade on the NYSE pending acceptance by the NYSE of the Company's plan, in the event the NYSE does not accept the Company's plan, the Company will be subject to suspension by the NYSE and delisting procedures.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.